                                                                        Ex. 10.3

                                CONTRACT OF SALE

      This Agreement is entered into by and between FO SKI RESORTS, LLC ("FOSR"), a Massachusetts limited liability company and BRODIE MOUNTAIN RESORTS, INC. (BMR"), a Massachusetts business corporation (FOSR and BMR are herein referred to collectively as "Seller"), and SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

                             W I T N E S S E T H :

      FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                    ARTICLE I

                                    PROPERTY

      The conveyance by Seller to Purchaser shall include all of Seller's right, title and interest in and to that certain tract of land containing approximately 500 acres, more or less, located on Route 7 in New Ashford, Berkshire County, Massachusetts, and being more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes, together with all right, title and interest of Seller in and to any all strips or gores, roads, easements, streets, and ways bounding said property, and all rights of ingress and egress thereto (the foregoing property is herein referred to as the "Real Property").

      The conveyance by Seller to Purchaser shall also include all buildings and other improvements on the Real Property owned by Seller including specifically, without limitation, the buildings listed in Exhibit "B" and made a part hereof for all purposes (the foregoing property is herein referred to collectively as the "Improvements"). The conveyance by Seller to Purchaser shall also include all fixtures and personal property, tangible and intangible, of any kind whatsoever owned by Seller and used in connection with the operation of the Real Property and the Improvements including, but not limited to, the items of personal property listed in Exhibit "C" attached hereto and made a part hereof for all purposes (the "Personal Property").

      Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Real Property, the Improvements, and the Personal Property are sometimes referred to collectively as the "Subject Property".

                                   ARTICLE II

                                 PURCHASE PRICE

      The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Two Million Six Hundred Thousand and No/100 Dollars ($2,600,000.00). The purchase price shall be allocated between FOSR and BMR as they shall determine. The purchase price shall be paid all in cash at the closing. In addition to the purchase price, Purchaser shall pay:

      a. to Seller an amount equivalent to one-third (1/3) of the Public Works Economic Development grant in the event that Seller, and/or its agents, is successful in obtaining the funding from that grant from the Commonwealth of Massachusetts for the construction of a public road to access portions of the Subject Property, and the terms and conditions of said grant are acceptable to Purchaser in its sole discretion; and

      b. to each of Brian H. Fairbank and Joseph O'Donnell (collectively, "Consultants"), the sum of $25,000.00 (for an aggregate of $50,000.00) as consulting fees ("Consulting Fees") in payment of Consultants' services in obtaining site plan approval from the New Ashford Planning Board for Purchaser's intended project for the Subject Property.

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                                   ARTICLE III

                                  EARNEST MONEY

      Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser's check in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) to Safeco Texas, 17000 Preston Road, Suite 140, Dallas, Texas 75248, Attn: Lois McGrew (the "Title Company"). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the "earnest money"). If Purchaser does not terminate this Contract during the Inspection Period (as defined in Article 6 hereinbelow) then the Title Company shall immediately disburse the $100,000.00 earnest money deposit to Seller; upon such disbursement the $100,000.00 earnest money deposit shall be non-refundable to the Purchaser except in the event of default by Seller hereunder, but, if this Contract closes, then the $100,000.00 earnest money deposit shall be applied in partial satisfaction of the purchase price.

      In the event that this Contract is closed, then all earnest money shall be applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that One Hundred Dollars ($100.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the Inspection Period described in Article VI hereinbelow and the execution of this Contract by Seller.

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                                   ARTICLE IV

                        PRE-CLOSING OBLIGATIONS OF SELLER

      Seller shall furnish to Purchaser each of the following (collectively, the "Due Diligence Items"):

                  a. Within sixty (60) days from the date of execution of this Contract (provided that additional time to complete same may be utilized if necessary, but in no event shall said additional time exceed 90 days from the date of execution of this Contract), an updated survey of the Subject Property dated subsequent to the date of execution of this Contract and prepared by a licensed professional engineer or surveyor acceptable to Purchaser, which Survey shall: (a) include a metes and bounds legal description of the Land; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); (c) recite the exact number of square feet included within the Subject Property; (d) state whether the Subject Property (or any portion thereof) lies within a flood zone, or flood prone area or is designated as "wetlands," and identify the exact number of square feet, if any, that lies within a flood zone or flood prone area or is designated as "wetlands"; and (e) contain a certificate verifying that the Survey was made on the ground, that the Survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Subject Property has been certified by the surveyor as being correct, that the Subject Property does not lie within any flood zone or flood prone area, except as indicated thereon, and that the Subject Property has access to public streets as indicated thereon. Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the Survey shall be the legal description employed in the documents of conveyance of the Subject Property. Seller and Purchaser mutually agree that Seller shall bear the portion of the survey cost that pertains solely to the survey of the metes and bounds of the Subject Property, and that Purchaser shall bear the balance of the survey cost;

                  b. A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment; and

                  c. All information of any kind whatsoever in the possession of Seller concerning possible development of the Subject Property including, but not limited to, any and all plans for the development of the Subject Property, any engineering studies of the Subject Property, and information relating to obtaining the approval of local governing bodies for the development of the Subject Property, any information as to

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            when construction on the Subject Property may commence, any information regarding present or future zoning of the Subject Property, and any information concerning the availability of utilities.

                                    ARTICLE V

                             TITLE INSPECTION PERIOD

      Purchaser shall have a period of time commencing on the date of execution of this Contract and expiring on the date of expiration of the Inspection Period (as defined hereinbelow) within which to review and approve the status of Seller's title to the Subject Property (the "Title Review Period"). If the information to be provided pursuant to subparagraphs (a) and (b) of Article IV reflect or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have thirty (30) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title

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which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.

                                   ARTICLE VI

                                INSPECTION PERIOD

      Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring one hundred twenty (120) days thereafter (the "Inspection Period"). Along with its right to conduct the aforementioned studies, Purchaser shall also have the obligation to have performed and completed a study of the hydrogeology of the Subject Property ("Hydrogeology Study") during the Inspection Period. Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property. In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled,

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all earnest money (less $100.00) shall be immediately returned to Purchaser by the Title Company, Purchaser shall submit the completed Hydrogeology Study to Seller for Seller's purposes, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                   ARTICLE VII

               REPRESENTATIONS WARRANTIES AND COVENANTS OF SELLER

      Seller represents and warrants to Purchaser that Seller will have at closing good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions.

      Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.

      Seller hereby further represents and warrants to Purchaser, to the best of Seller's knowledge, as follows:

            a. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

            b. The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property; and

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            c.    Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof.

It is understood and agreed and the representations and warranties of Seller set forth hereinabove shall survive the closing of this Contract only for a period of one (1) year following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except for the extent a claim is asserted against Seller within such one (1) year period.

                                  ARTICLE VIII

                         CONDITIONS PRECEDENT TO CLOSING

      The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

            a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract;

            b. There shall be no material adverse change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions;

            c. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey;

            d. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove; and

            e. Purchaser obtaining, at its sole cost and expense, an ALTA Owner Policy of Title Insurance (the "Title Policy") insuring Purchaser in the amount of the purchase price that Purchaser has acquired good and marketable title to the Subject Property, subject only to the Permitted Exceptions. Purchaser shall be entitled to request the Title Company to provide at Purchaser's sole cost and expense, such endorsements (or amendments) to the Title Policy as Purchaser may reasonably require so long as such endorsements or amendments do not impose additional liability on Seller nor delay the closing.

      If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the earnest money deposit (less $100.00) shall be returned to Purchaser by the Title Company and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                   ARTICLE IX

                                     CLOSING

      The closing hereunder shall take place at the offices of the Seller in Hancock, Massachusetts. The closing shall occur on or before ninety (90) days from the date of expiration of the Inspection Period. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing. Seller and Purchaser hereby agree that Purchaser shall have the right to obtain a ninety (90) day extension of the deadline for closing hereunder by delivering to Seller an additional Fifty Thousand Dollars ($50,000) in earnest money. If Purchaser exercises this right, then the deadline for closing of this Contract shall be extended by ninety (90) days; the additional $50,000 earnest money deposit that must be made by Purchaser in order to extend the deadline for closing of this Contract by ninety (90) days shall be non-refundable to Purchaser except in the event of a default by Seller hereunder, but, if this Contract closes, shall be applied in partial satisfaction of the purchase price payable hereunder. Upon the expiration of the first ninety (90) day extension, Purchaser shall have the right to obtain two (2) additional ninety (90) day extensions of the deadline for closing by delivering directly to Seller, prior to the then scheduled closing deadline, an additional Fifty Thousand Dollars ($50,000) in non-refundable earnest money for each 90 day extension. If Purchaser exercises this right, then the then current

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deadline for closing of this Contract shall be extended by ninety (90) days; the applicable additional $50,000 in earnest money which is paid by Purchaser in order to extend the deadline for closing of this Contract shall be non-refundable to Purchaser except in the event of a default by Seller hereunder, but if this Contract closes, then such additional earnest money shall be applied in partial satisfaction of the purchase price payable hereunder. Notwithstanding the foregoing within this Article IX, in no event shall the deadline for the closing of this Contract be extended beyond 15 months from the date of execution of this Contract.

                                    ARTICLE X

                         SELLER'S OBLIGATIONS AT CLOSING

      At the closing, Seller shall do the following:

            a. Deliver to Purchaser a deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions. The deed shall contain a restriction prohibiting the Purchaser, its successors or assigns, from owning and/or permitting the operation on the Subject Property of a public commercial skiing facility; such restriction shall permit the Purchaser, its successors or assigns, to own and/or operate a private skiing facility on the Subject Property for the sole use of Purchaser's timeshare members.

            b. Deliver a bill of sale and blanket assignment in form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying and/or assigning to Purchaser the Personal Property.

            c. Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

            d. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

            e. Deliver a written agreement in form reasonably acceptable to Purchaser, in which Seller agrees to make available to Purchaser's timeshare members, for a period which shall expire on April 30, 2007, a discount on ski lift tickets at Seller's Jiminy Peak Mountain Resort, such discount to be in the amount of either 20% or the same discount that is being provided by Seller to timeshare members at the resorts being operated by Patriot Resorts, whichever is greater.

            f. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

                                   ARTICLE XI

                       PURCHASER'S OBLIGATIONS AT CLOSING

      At the closing, Purchaser shall deliver in cash (a) the purchase price to Seller, and (b) the Consulting Fees to the Consultants.

                                   ARTICLE XII

                              COSTS AND ADJUSTMENTS

      At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

            a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid in full by Seller.

            b. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's prorata portion of such taxes. Seller's prorata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such proration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available.

            c. All other closing costs, including but not limited to, recording and escrow fees shall be divided equally between Seller and Purchaser; provided, however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

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      Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

      Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

                                  ARTICLE XIII

                                ENTRY ON PROPERTY

      Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing with prior notice to Seller for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

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                                   ARTICLE XIV

                             POSSESSION OF PROPERTY

      Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing. The rights of any third party to occupy all or any part of the Real Property or Improvements shall have been terminated prior to closing so that possession of the Subject Property shall be delivered to Purchaser at closing free of any such occupancy rights.

                                   ARTICLE XV

                                     NOTICES

      All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

Seller:                  FO Ski Resorts, LLC
                         37 Corey Road
                         Hancock, Massachusetts 01237
                         Attn:   Brian Fairbank
                         Telephone No.: (413) 738-5500 Ext 414
                         Facsimile No.: (413) 738-5411

With Required Copy to:   Grinnell, Dubendorf & Smith, LLP
                         One Bank Street, P. O. Box 576

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                         Williamstown, Massachusetts 01267
                         Attn:  J. Adam Filson, Esq.
                         Telephone No.: (413) 458-9601
                         Facsimile No.: (413) 458-9435

Purchaser:               Silverleaf Resorts, Inc.
                         1221 River Bend Drive
                         Suite 120
                         Dallas, Texas 75247
                         Attn:   Robert E. Mead
                         Telephone No.: (214) 631-1166
                         Facsimile No.: (214) 905-0514

With Required Copy to:   Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P.
                         901 Main Street, Suite 3700
                         Dallas, Texas 75202
                         Attn:   George R. Bedell, Esq.
                         Telephone No.: (214) 749-2448
                         Facsimile No.: (214) 747-3732

                                   ARTICLE XVI

                                    REMEDIES

      In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, such failure shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $100.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or
(iii) to sue Seller for specific performance or sue Seller for damages (with such damages being limited to the amount of the purchase price to be paid to Seller). The exercise of any of the foregoing remedies of Purchaser shall not in any manner be construed as a waiver of Purchaser's right to seek specific performance or to sue for damages, and in the event of default by Seller hereunder, Purchaser shall be entitled to enforce specific performance hereunder or sue Seller for damages (with such damages being limited to the amount of the purchase price to be paid to Seller).

      In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the earnest money. The earnest money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the earnest money as Seller's total damages and relief.

                                  ARTICLE XVII

                                   ASSIGNMENT

            Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser's duties and obligations hereunder, or assign this Contract to any person, firm, corporation, or other entity which Purchaser may, at Purchaser's sole option, choose, and from and after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights, duties, and obligations of Purchaser hereunder. The appointment of any nominee hereunder shall not relieve Purchaser of any of its obligations hereunder.

                                  ARTICLE XVIII

                        INTERPRETATION AND APPLICABLE LAW

      This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. Where required for proper interpretation, words in the

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singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                   ARTICLE XIX

                                    AMENDMENT

      This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                   ARTICLE XX

                                    AUTHORITY

      Each person executing this Contract warrants and represents that he is fully authorized to do so.

                                   ARTICLE XXI

                                 ATTORNEYS' FEES

      In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                      -16-
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                                  ARTICLE XXII

                              DESCRIPTIVE HEADINGS

      The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXIII

                                ENTIRE AGREEMENT

      This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                  ARTICLE XXIV

                             MULTIPLE ORIGINALS ONLY

      Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

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                                   ARTICLE XXV

                                   ACCEPTANCE

      Seller shall have until 5:00 o'clock p.m., January 3, 2003, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the Commonwealth of Massachusetts, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the Commonwealth of Massachusetts.

                                  ARTICLE XXVI

                             REAL ESTATE COMMISSION

      Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in

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this Article XXVI shall survive the closing.

      EXECUTED on this the 24th day of December, 2002.

                                SELLER:

                                FO SKI RESORTS, LLC, a Massachusetts limited liability company

                                By: /S/ BRIAN H. FAIRBANK
                                    -------------------------------------------
                                    Brian H. Fairbank, Manager

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

                                BRODIE MOUNTAIN SKI RESORTS, INC., a
                                Massachusetts business corporation

                                By: /S/ BRIAN H. FAIRBANK
                                    -------------------------------------------
                                    Brian H. Fairbank, Manager

      EXECUTED on this the 2ND day of January, 2003

                                PURCHASER:

                                SILVERLEAF RESORTS, INC., a Texas corporation

                                By: /S/ ROBERT E. MEAD
                                    -------------------------------------------
                                Name: Robert E. Mead
                                Its:  CEO

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

SAFECO TEXAS

By: /S/ LOIS A. MCGREW
    --------------------------
Name: Lois A. McGrew
Its: Escrow Officer




List of Exhibits attached to Agreement and not filed herewith:

Exhibit A - Description of Property

Exhibit B - Improvements Conveyed

Exhibit C - Personal Property Conveyed





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